Exhibit 99.1

NEWS RELEASE

Contact:  Bob Cardon, Dynatronics Corporation
 800-874-6251 or 801-568-7000

Dynatronics Announces Passing of Board Member Joseph H. Barton

Salt Lake City, UT (November 12, 2014) – Dynatronics Corporation (Nasdaq:DYNT) today announced the unfortunate and unexpected passing of long time director and member of its Audit Committee, Joseph H. Barton.  Mr. Barton has been a valued member of the Company’s Board of Directors since 1996, except for a two-year hiatus from 2002-2004.  Mr. Barton will be remembered for the many significant contributions he has made to the Company over the past nearly 20 years.

“We are deeply saddened by Joe’s passing,” said Kelvyn H. Cullimore, chairman and president of Dynatronics.  “He provided our board and management great support and guidance for nearly two decades.  He was a voice of assurance and confidence even in difficult times.  We will truly miss his wisdom, friendship and contribution.  Our thoughts and prayers are with his lovely wife, Mary, and their family.”

In conjunction with the passing of Mr. Barton, the Company notified The NASDAQ Stock Market on November 11, 2014 that it was no longer in compliance with Marketplace Rule 5605(b)(1) and Rule 5605(c)(2).  These rules require that a majority of the Company’s board of directors be comprised of independent directors and that the Company maintain an audit committee comprised of at least three directors, all of whom must be independent.

NASDAQ Rule 5605(b)(1)(A) provides a cure period for the Company to regain compliance. The Company anticipates holding its next annual meeting of shareholders within 180 days from the date of Mr. Barton’s death on November 7, 2014.  Accordingly, the Board has 180 days from that date to regain compliance.  The Board of Directors has begun a search for a new independent director and audit committee member and expects to be in compliance with Nasdaq Rule 5605(c)(2) prior to the expiration of the cure period.

Dynatronics manufactures, markets and distributes advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic, podiatry, plastic surgery, dermatology and other related medical, cosmetic and aesthetic markets. More information regarding Dynatronics is available at www.dynatronics.com.